EXHIBIT 4.2


                   CERTIFICATE OF DESIGNATION OF VOTING POWER,
                            PREFERENCES AND RELATIVE,
                           PARTICIPATING, OPTIONAL AND
                            OTHER SPECIAL RIGHTS AND
                  QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS
                                       OF
                     SERIES A 8% CONVERTIBLE PREFERRED STOCK
                                       OF
                                XATA CORPORATION



                        ---------------------------------

                       Pursuant to Section 302A.401 of the
                       Minnesota Business Corporation Act

                        ---------------------------------


         XATA Corporation, a Minnesota corporation (the "Corporation"), certifies that pursuant to the authority contained in Article 3 of its Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), and in accordance with the provisions of Section 302A.401 of the Minnesota Business Corporation Act, the Board of Directors of the Corporation (the "Board of Directors") at a meeting duly called and held on April 29, 1999, duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof.

         RESOLVED, that the Certificate of Designation with regard to the terms of the Series A 8% Convertible Preferred Stock (the "Series A Preferred Stock") is hereby approved by the Board of Directors of the Corporation and shall be filed with the Minnesota Secretary of State in accordance with the Minnesota Business Corporation Act.

                            SERIES A PREFERRED STOCK

         The express terms of the Series A Preferred Stock are set forth below:

         A. DESIGNATION AND AMOUNT. The shares of such series of Preferred Stock will be designated as "Series A Preferred Stock," and the number of shares constituting the Series A Preferred Stock will be 50,000.

         B. LIQUIDATION PREFERENCE. In the event of either an involuntary or a voluntary liquidation or dissolution of the Corporation, payment shall be made first to the holders of the Series A Preferred Stock, in the amounts herein fixed, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other class or series of the Corporation's capital stock ranking junior to the Series A Preferred Stock with respect to the right to receive dividends and the right to a distribution of assets upon dissolution, liquidation or winding up of the Corporation (collectively the "Junior Stock"). The assets of the Corporation available for distribution to the holders of the capital stock of the Corporation shall be distributed to such holders in the following order of priority: (i) First, the holders of shares of the Corporation's Series A Preferred Stock shall be entitled to receive out of the

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assets of the Corporation an amount equal to the Original Issue Price per share
(as such term is defined in paragraph C, below), plus all dividends unpaid and accumulated or accrued thereon to the date of such distribution; and (ii) Second, the holders of the Common Stock and any other Junior Stock shall be entitled, to the exclusion of the holders of the Series A Preferred Stock, to share in all the assets of the Corporation then remaining in accordance with their rights vis-a-vis each other. If upon any liquidation or dissolution of the Corporation the assets available for distribution shall be insufficient to pay the holders of all issued and outstanding shares of the Series A Preferred Stock the full amounts to which they shall be entitled, the holders of such shares shall share pro rata in any such distribution.

         C. CONVERSION RIGHTS. At the option of each holder thereof, each share of Series A Preferred Stock, including all accrued but unpaid dividends, shall be convertible at any time after the date of issuance of the Series A Preferred Stock at the office of the Corporation (or at such other office or offices, if any, as the Board of Directors of the Corporation may designate), into fully paid and nonassessable shares of Common Stock. Each share of Series A Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price (as hereinafter defined) for such share by the Conversion Price (as hereinafter defined) in effect at the time for such share. The "Original Issue Price" shall be $15.00, subject to appropriate adjustment to reflect combinations, splits, or other adjustments affecting the Series A Preferred Stock as a class. The "Conversion Price" initially shall be $1.50 but shall be subject to adjustment from time to time as hereinafter provided. The following provisions shall govern such right of conversion:

                  (1) MECHANICS. In order to voluntarily convert shares of Series A Preferred Stock into shares of Common Stock, the holder thereof shall surrender at any office hereinabove mentioned the certificate or certificates evidencing such shares, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at such office that such holder elects to convert such shares. Shares of Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion as herein provided, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and deliver or cause to be issued and delivered at such office a certificate or certificates for the number of shares of Common Stock issuable upon such conversion.

                  (2) ADJUSTMENTS FOR SUBDIVISIONS AND COMBINATIONS. If the Corporation shall at any time, or from time to time, effect a subdivision of the outstanding shares of Common Stock, the conversion ratio then in effect immediately before such subdivision shall be proportionately increased and conversely, if the Corporation shall at any time, or from time to time, combine the outstanding shares of Common Stock, the conversion ratio then in effect immediately before such combination shall be proportionately decreased. Any adjustment under this subsection shall become effective at the close of business on the date such subdivision or combination becomes effective.

                  (3) ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE OR SUBSTITUTION. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock of the Corporation, whether by capital reorganization, reclassification or otherwise (other than by a subdivision or combination as provided for elsewhere in this paragraph C), then and in each event the holder of


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         each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock or other securities and property receivable upon such reorganization, reclassification or other change by the holders of the number of shares of Common Stock into which each such share of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification or other change, all subject to further adjustment as provided elsewhere in this paragraph C.

                  (4) ADJUSTMENT FOR NASDAQ NATIONAL MARKET DELISTING. In the event that the Corporation's Common Stock is no longer traded in the Nasdaq National Market, and the average closing sale price (or average of the bid-ask prices if there is no sale price) per share of the Common Stock is less than $1.50 during the thirty (30) trading days following the earlier of the Corporation's first public announcement of such delisting or the effective date of delisting, then the conversion price shall equal such average lower price effective upon the 31st day.

                  (5) RESERVATION OF STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect a conversion of any or all of the issued and outstanding shares of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then issued and outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         D. DIVIDENDS. The holders of shares of Series A Preferred Stock shall be entitled to receive cumulative cash dividends at the annual rate per share equal to 8% of the Original Issue Price before any dividends shall be paid on any shares of Junior Stock. Such dividends shall be payable quarterly in arrears on the last day of each calendar quarter. Such dividends on the Series A Preferred Stock shall accrue from day to day whether or not declared and shall be payable before any dividends on any shares of Junior Stock shall be declared or paid or set apart for payment, and shall be cumulative (whether or not in any dividend period there shall be funds of the Corporation legally available for the payment of such dividends), so that if at any time dividends on the outstanding shares of Series A Preferred Stock at said rate have not been paid when due, or funds set apart for such payment, with respect to all preceding dividend periods, the amount of the deficiency shall be fully paid or set apart for payment (without interest) before any distribution by way of dividend or otherwise shall be declared or paid upon, or set apart for, any shares of Junior Stock. Dividends on shares of capital stock of the Corporation shall be payable only out of funds legally available therefor.

         E. REDEMPTION. The Corporation may, at any time and from time to time, at the option of the Board of Directors, redeem all or any part of the issued and outstanding shares of Series A Preferred Stock on any date set by the Board of Directors by paying an amount per share equal to the Original Issue Price plus all dividends unpaid and accumulated or accrued thereon to the date of redemption.

         In the event of a redemption at the option of the Corporation of less than all of the issued and outstanding shares of the Series A Preferred Stock, redemptions as among the holders of such shares shall be on a pro rata basis.


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         The Corporation shall give notice by mail of redemptions to the holders of record of the issued and outstanding shares of Series A Preferred Stock at least fifteen (15) days prior to the date of redemption. The notice (i) shall specify the date of redemption and the number of shares to be redeemed from each holder and (ii) shall be addressed to each holder at his or her post office address as shown on the records of the Corporation. Holders so notified shall be entitled to exercise their rights of conversion under paragraph C, above, during the 15-day notice period until 5:00 p.m. (Minneapolis, Minnesota time) on the business day immediately preceding the date fixed for redemption (but only if such rights have not expired as of the date of conversion). On the date fixed for redemption, each holder of shares of Series A Preferred Stock called for redemption shall surrender the certificate or certificates evidencing shares which have not been converted to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment. If less than all of the shares represented by any such surrendered certificate or certificates are redeemed, the Corporation shall issue a new certificate for the unredeemed shares.

         If the Corporation deposits, on or prior to any date fixed for redemption of shares of Series A Preferred Stock, with any bank or trust company having capital and surplus of at least $10,000,000 in Minneapolis, Minnesota, as a trust fund, a sufficient sum to redeem, on the date fixed for redemption thereof, the shares then called for redemption, with instructions and authority to such bank or trust company to pay the redemption price on or after the date fixed for redemption or prior thereto upon the surrender of the certificates representing the shares then being redeemed, then and from and after the date of such deposit, and notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, the shares so called for redemption shall no longer be deemed to be issued and outstanding and all rights with respect thereto shall forthwith cease and terminate, except only the right of the holders thereof to receive from such bank or trust company, at any time after the date of such deposit, the sum so deposited, without interest. Any funds so deposited and unclaimed at the end of six (6) years from such redemption date shall be released or repaid to the Corporation, after which the holders of the shares so called for redemption shall be entitled to receive payment of the redemption price only from the Corporation.

         F. NO VOTING RIGHTS. The shares of Series A Preferred Stock shall have no voting rights except in certain circumstances as required by the Minnesota Business Corporations Act.

         G. REISSUANCE. Any shares of Series A Preferred Stock which are redeemed by the Corporation shall not be reissued as Series A Preferred Stock, but shall become unissued, undesignated shares of the authorized Preferred Stock of the Corporation. Any shares of Series A Preferred Stock which are converted to Common Stock shall cease to exist and shall not return to authorized unissued capital of the Corporation.

         H. PROHIBITIONS. While any Series A Preferred Stock is issued and outstanding, the Corporation shall not undertake any action set forth in subsections (1), (2), or (3) below without the prior written consent of all holders of the Series A Preferred Stock then outstanding:

                  (1) Issuance of any shares of any class or series of capital stock ranking on a parity with or having a priority over the Series A Preferred Stock with respect to the right to receive dividends or the right to receive a distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

                  (2) Declaration or payment of any dividend or other distribution on any shares of Junior Stock, other than dividends or distributions payable solely in shares of Junior Stock, or


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         purchase, redemption or other acquisition for any consideration (other than in exchange for or out of the net cash proceeds of the issue or sale of other shares of Junior Stock or debt securities convertible into other shares of Junior Stock) of any shares of Junior Stock (all such declarations, dividends, purchase payments or other distributions or allocations being herein called "Restricted Stock Payments"), unless at the time of making, payment or declaration of the proposed Restricted Stock Payment all dividend and redemption payments applicable to Series A Preferred Stock have been currently satisfied; or

                  (3) Amendment of the Articles of Incorporation of the Corporation so as to alter any existing provision relating to the Series A Preferred Stock.


         IN WITNESS WHEREOF, the parties hereto have caused this Certificate of Designation, or a counterpart thereof, to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                                         XATA CORPORATION



                                         By     /s/ Gary C. Thomas
                                           -------------------------------------
                                         Name:  Gary C. Thomas
                                              ----------------------------------
                                         Title: Chief Financial Officer
                                               ---------------------------------

Attest:


/s/ William P. Flies
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